Q3 2017 SUPPLEMENTAL INFORMATION OCTOBER 31, 2017

©2017 Ameresco, Inc. All rights reserved. 2 USE OF NON-GAAP FINANCIAL MEASURES Use of Non-GAAP Financial Measures This presentation includes references to adjusted EBITDA, adjusted cash from operations, non-GAAP net income and non-GAAP earnings per share, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses these measures, please see the section in the Appendix in this presentation titled “Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the tables in the Appendix to this presentation titled “GAAP to Non-GAAP Reconciliation.”

©2017 Ameresco, Inc. All rights reserved. 3 Q3 2017 HIGHLIGHTS $20.8M $8.5M +9% $204.7M +13% Adj. EBITDA Q3 EBITDA driven by greater project revenue EBITDA growth EBITDA up 9% y/y Revenue growth Revenue up 13% y/y Revenue Q3 Revenue driven by an increase in project revenues in our U.S. Federal group Net Income

©2017 Ameresco, Inc. All rights reserved. 4 BACKLOG PROVIDES VISIBILITY FOR 2-4 YEARS OF PROJECT REVENUE BACKLOG UP 15% Total project backlog up 15% y/y to $1.7B, another record high, providing approximately 2-4 years of visibility Contracted Backlog We added $147M in new contracts to our Contracted Backlog in Q3 $628M $1.1B Awarded Backlog We added $230M in new awards to our Awarded Backlog in Q3 $1.7B

©2017 Ameresco, Inc. All rights reserved. 5 SOURCES OF REVENUE Q3 2017 $20.6M $33.3M $150.8M Projects Energy efficiency and renewable energy projects Recurring Energy & incentive revenue from owned solar and renewable gas assets; plus recurring O&M from projects Other Services, software and integrated PV

©2017 Ameresco, Inc. All rights reserved. 6 55% OF PROFIT COMES FROM RECURRING LINE OF BUSINESS Q3 2017 16% Projects 74% Assets 9% O&M 7% Other 10% $204.7M REVENUE Projects 38% Assets 41% O&M 14% Other 7% $20.8M Adjusted EBITDA* 55% * Adjusted EBITDA percentage amounts exclude unallocated corporate expenses. RECURRING

©2017 Ameresco, Inc. All rights reserved. 7 ENERGY ASSET PORTFOLIO – 9/30/2017 183 MWe of Energy Assets. Renewable Gas is 122MWe, Solar is 61MW* Energy Assets 183 MWe 67% Renewable Gas 33% Solar In Development Construction 87 MWe 67% Solar 26% Renewable Gas 87 MWe in development & construction. Renewable Gas is 23 MWe, Solar is 58 MW*, Other is 6 MW. *Numbers may not sum due to rounding

©2017 Ameresco, Inc. All rights reserved. 8 ENERGY ASSET BALANCE SHEET – 9/30/2017 $82M out of the $357M energy assets on our balance sheet are still in development or construction. $146M out of the $202M of total debt on our balance sheet is debt associated with our energy assets. Energy Assets $357M $275M Operating $82M Development/ Construction Total Debt $202M $56M Corporate $146M Energy Debt

APPENDIX

©2017 Ameresco, Inc. All rights reserved. 10 ENERGY ASSET METRICS MWe $ MWe $ Energy Assets: In Operations 183.4 274,679$ 162.0 230,738$ In Construction 87.1 82,476$ 60.0 48,519$ Total Energy Assets 270.5 357,155$ 222.0 279,257$ 2017 2016 2017 2016 Energy Assets Performance: Revenues 18,525$ 17,980$ 51,801$ 48,551$ Adjusted EBITDA 11,589$ 9,585$ 29,691$ 25,079$ 2017 2016 Energy Assets Debt Financing: In Operations 121,557$ 100,619$ In Construction 23,991$ -$ Total Debt Financing 145,548$ 100,619$ Energy Asset Metrics (in thousands, except megawatt equivalents ("MWe")) As of September 30, Three Months Ended September 30, Nine Months Ended September 30, As of September 30, 2017 2016

AMERESCO

GAAP TO NON-GAAP RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA:				
Net income attributable to common shareholders	$ 8,493	$ 5,715	$ 13,680	$ 8,763
Impact of redeemable non-controlling interests	298	95	(673)	(149)
Plus: Income tax provision	3,881	1,865	4,296	2,872
Plus: Other expenses, net	1,668	2,268	5,232	4,961
Plus: Depreciation and amortization of intangible assets	6,563	6,290	18,835	18,232
Plus: Stock-based compensation	326	328	976	1,086
Plus: Restructuring and other charges	8	2,630	252	6,059
Plus: Non-Core Canada project loss	(413)	-	(413)	-
Adjusted EBITDA	$ 20,824	$ 19,191	$ 42,185	$ 41,824
Adjusted EBITDA margin	**10.2%**	**10.6%**	**8.3%**	**8.8%**
Non-GAAP net income and EPS:				
Net income attributable to common shareholders	$ 8,493	$ 5,715	$ 13,680	$ 8,763
Impact of redeemable non-controlling interests	298	95	(673)	(149)
Plus: Restructuring and other charges	8	2,630	252	6,059
Plus: Non-Core Canada project loss	(413)	-	(413)	-
Plus: Income Tax effect of non-GAAP adjustments	-	(868)	(44)	(1,430)
Non-GAAP net income	$ 8,386	$ 7,572	$ 12,802	$ 13,243
Diluted net income per common share	$ 0.19	$ 0.12	$ 0.30	$ 0.19
Effect of adjustments to net income	$ (0.01)	$ 0.04	$ (0.02)	$ 0.09
Non-GAAP EPS	$ 0.18	$ 0.16	$ 0.28	$ 0.28
Adjusted cash from operations:				
Cash flows from operating activities	$ (39,386)	$ (7,654)	$ (90,756)	$ (47,376)
Plus: proceeds from Federal ESPC projects	48,304	26,316	122,340	65,075
Adjusted cash from operations	$ 8,918	$ 18,662	$ 31,584	$ 17,699

©2017 Ameresco, Inc. All rights reserved.

11

©2017 Ameresco, Inc. All rights reserved. 12 PERFORMANCE BY SEGMENT Revenues Adjusted EBITDA Revenues Adjusted EBITDA September 30, 2017 U.S. Regions 78,185$ 4,523$ 180,770$ 4,577$ U.S. Federal 63,873 9,673 170,903 25,900 Canada 14,719 1,205 33,211 2,426 Small-Scale Infrastructure 27,295 10,404 64,889 25,192 All Other 20,672 1,507 56,246 3,771 Unallocated corporate activity - (6,488) - (19,681) Total Consolidated 204,744$ 20,824$ 506,019$ 42,185$ September 30, 2016 U.S. Regions 83,652$ 8,046$ 195,856$ 13,156$ U.S. Federal 46,498 6,337 128,266 18,961 Canada 12,018 1,004 40,023 2,164 Small-Scale Infrastructure 21,790 10,730 61,543 25,500 All Other 16,640 444 51,314 1,231 Unallocated corporate activity - (7,370) - (19,188) Total Consolidated 180,598$ 19,191$ 477,002$ 41,824$ Three Months Ended Nine Months Ended Performance by Segment (in thousands):

©2017 Ameresco, Inc. All rights reserved. 13 LINE OF BUSINESS REVENUE – THREE MONTHS U.S. Regions U.S. Federal Canada Small-Scale Infrastructure All Other Total Consolidated 2017 Revenues: Project 72,720$ 53,818$ 11,959$ 9,526$ 2,745$ 150,768$ Energy Assets — 1,152 1,013 16,080 280 18,525 O&M 4,251 8,903 — 1,645 — 14,799 Integrated-PV — — — — 10,686 10,686 Other Services 1,214 — 1,747 44 6,961 9,966 Total Revenues 78,185$ 63,873$ 14,719$ 27,295$ 20,672$ 204,744$ 2016 Revenues: Project 79,271$ 35,329$ 9,531$ 4,434$ 2,824$ 131,389$ Energy Assets — 1,102 924 15,650 304 17,980 O&M 4,306 10,067 134 1,605 — 16,112 Integrated-PV — — — — 7,119 7,119 Other Services 75 — 1,429 101 6,393 7,998 Total Revenues 83,652$ 46,498$ 12,018$ 21,790$ 16,640$ 180,598$ Line of Business Revenues By Segment for the three months ended September 30 (in thousands):

©2017 Ameresco, Inc. All rights reserved. 14 LINE OF BUSINESS REVENUE – NINE MONTHS U.S. Regions U.S. Federal Canada Small-Scale Infrastructure All Other Total Consolidated 2017 Revenues: Project 165,217$ 139,814$ 26,124$ 13,806$ 4,345$ 349,306$ Energy Assets - 2,688 2,316 45,952 845 51,801 O&M 12,762 27,814 - 4,784 - 45,360 Integrated-PV 2,791 - - - 29,187 31,978 Other Services - 587 4,771 347 21,869 27,574 Total Revenues 180,770$ 170,903$ 33,211$ 64,889$ 56,246$ 506,019$ 2016 Revenues: Project 182,435$ 94,596$ 32,913$ 14,542$ 5,590$ 330,076$ Energy Assets - 3,008 2,041 42,586 916 48,551 O&M 12,875 30,662 449 3,661 - 47,647 Integrated-PV - - - - 21,605 21,605 Other Services 546 - 4,620 754 23,203 29,123 Total Revenues 195,856$ 128,266$ 40,023$ 61,543$ 51,314$ 477,002$ Line of Business Revenues By Segment for the nine months ended September 30 (in thousands):

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